Exhibit 99.1

[LOGO] Sovereign Bancorp

                       [Letterhead of Sovereign Bancorp]

             Sovereign Bancorp Announces First Quarter 2003 Earnings Net Income and Operating Earnings up 16% and 19% Respectively

Quarterly Financial Highlights

      o Net income of $75.9 million, which included an after-tax debt restructuring charge of $18.8 million, up 16% from $65.4 million a year ago. Earnings per share increased to $.27 per diluted share as compared to $.24 per diluted share in the first quarter of 2002.

      o Operating earnings of $94.7 million, up 19% from $79.6 million in the same quarter a year ago. Operating earnings per diluted share at March 31, 2003 were $.34 per share, up from $.30 per share in the first quarter of 2002.

      o Cash earnings were $110 million, up 15% from $96.0 million in the first quarter of 2002. Cash earnings per diluted share were $.39 per share, up from $.36 per share in the first quarter of 2002.

      o The Company successfully completed a tender offer for $302 million of Bancorp debt scheduled to mature in 2004 with a weighted average coupon of 9.50%

      o Sovereign Bank issued $500 million of subordinated debt at a 5.125% coupon

      o Sovereign Bank and Sovereign Bancorp both received one notch credit upgrades from Moody's and Fitch during the first quarter of 2003

      o Net interest margin was 3.50% versus 3.49% and 3.64% in the fourth and first quarters, respectively, of 2002

      o Core deposits and other customer-related accounts grew by $2.8 billion since March 31, 2002, while overall deposits increased by $1.9 billion

      o     Total loans grew $2.2 billion since March 31, 2002

      o The provision for loan losses was $43.4 million versus $44.5 million in the first quarter of 2002 and $36 million in the fourth quarter of 2002. The provision in the first quarter of 2003 exceeded net charge-offs by $10.6 million. The allowance for loan losses was 140% of non-performing loans at March 31, 2003, up from 124% a year ago.

      o The allowance for loan losses to total loans was 1.29% at March 31, 2003, consistent with year-end levels

      o Non-performing assets ("NPAs") declined to $250 million at March 31, 2003 compared to $257 million at December 31, 2002. NPAs to total assets improved from December 31, 2002 by 4 basis points to .61% at March 31, 2003

      o Sovereign Bancorp equity to assets ratio was 6.99% at March 31, 2003, unchanged from December 31, 2002. The Tier 1 leverage ratio was 5.02% at March 31, 2003

      o Total risk-based capital of Sovereign Bank expanded during the first quarter to 11.18%. The Bank's Tier 1 Leverage Capital was 6.59% at March 31, 2003.

PHILADELPHIA, PA... Sovereign Bancorp, Inc. ("Sovereign") (NYSE: SOV), parent company of Sovereign Bank ("Bank"), today reported net income for the first quarter of 2003 of $75.9 million, which included an after-tax debt restructuring charge of $18.8 million, up 16% from $65.4 million a year ago. Earnings per diluted share increased to $.27 per share from $.24 per share over the same period.

Consistent with its previous announcement, Sovereign adopted the expense recognition provisions of SFAS No. 123 (expensing of stock options) in the third quarter of 2002. All 2002 financial information has been adjusted to reflect stock option expense under SFAS 123 for all options granted since January 1, 2002.

Sovereign believes operating earnings, which exclude certain special charges described below, and cash earnings, which are operating earnings excluding the amortization of intangibles and stock based compensation, are also meaningful measures of business performance. Operating earnings for the first quarter of 2003 increased to $94.7 million, up 19% from $79.6 million a year ago. The first quarter 2003 operating earnings per diluted share were $.34 as compared to $.30 per diluted share at March 31, 2002. The first quarter 2003 operating results excluded an after-tax charge of $18.8 million, or $ .07 per diluted share, for the early extinguishment of $302 million of Sovereign debt. The first quarter 2002 operating results excluded an after-tax charge of $14.2 million, or $.05 per diluted share, related to the Company's acquisition of Main Street Bancorp. Cash earnings increased to $110 million, up 15%, compared to $96.0 million in the first quarter of 2002. A reconciliation of net income, operating earnings and cash earnings, as well as related per share amounts, is included in a later section of this release.

Commenting on results for the first quarter of 2003, Jay S. Sidhu, Sovereign's Chairman and Chief Executive Officer, said, "We are very pleased to deliver another solid quarter for our shareholders in a challenging economic environment. Our core business trends were stable to modestly positive and are out-pacing the growth of the broader economy. Increased public confidence in our company, as evidenced by rating agency upgrades during the quarter, was also very gratifying in these somewhat uncertain economic times."

Net Interest Income and Margin

Sovereign reported net interest income of $303 million for the first quarter of 2003, up $31.1 million, or 11.4%, compared to the first quarter of 2002, driven principally by average earning asset growth of 16%. On a linked quarter basis, net interest income increased by $9.9 million, or 3.4%.

Net interest margin was 3.50% for the first quarter of 2003 compared to 3.49% in the fourth quarter of 2002 and 3.64% in the first quarter of 2002. "We were able to offset a 29 basis point decline in interest earning assets during the quarter by downward re-pricing of deposits, favorable short term funding rates on repurchase agreements, and a partial quarter benefit from extinguishment of $302 million of high coupon senior notes," said James D. Hogan, Sovereign's Chief Financial Officer.

Non-Interest Income

Sovereign continues to generate solid fee income levels from its core businesses as summarized in the financial tables attached to this release. First quarter 2003 consumer banking fees increased $9.7 million, or 25%, over the same period in 2002 to $48.2 million. The increase is being driven principally by deposit fees, which increased by $7.8 million to $40.2 million. Total consumer banking fees are down slightly on a linked quarter basis but more than fees earned one year ago. This is consistent with the historical seasonality we have experienced in the first calendar quarter of the year.

Commercial banking fees increased $2.4 million, or 11%, over the same period a year ago to $25.2 million. The growth was driven by loan fees, which increased to $11.1 million. The increase in loan fees is consistent with the overall growth experienced in our commercial loan portfolio.

Mortgage banking revenues were $8.0 million in the first quarter of 2003 compared to $9.5 million for the same quarter of 2002. The quarterly 2003 results include gains on mortgage production of $18.0 million versus $8.7 million in the same quarter a year ago. The increase in gains was driven by record origination levels from consumer refinancings to take advantage of continued low residential mortgage interest rates. The benefit from the increased mortgage production revenue was offset by declines in net mortgage servicing revenue, including an impairment charge of $7.4 million on mortgage servicing rights recorded in the first quarter of 2003. This charge was triggered by the increased prepayments generated by the low interest rate environment. At March 31, 2003, our net mortgage servicing rights asset was $52 million, and our total servicing portfolio was $6.2 billion.

Capital markets revenues increased by $4.4 million versus the same period a year ago and $2.3 million on a linked quarter basis. This growth is due to expanded service and product offerings, principally fixed income distribution capabilities.

First quarter 2003 net gains on sales of investments and related derivatives transactions were $17.5 million compared to $20.6 million during the first quarter of 2002.

Non-Interest Expense

G&A expenses remain relatively unchanged on a linked quarter basis. Compared to the same quarter a year ago, G&A expenses increased by $17 million, or 9%, to $211 million in the first quarter of 2003. The increase was due in part to the acquisition of Main Street, which was included in Sovereign's consolidated results for only 23 days in the first quarter of 2002. In addition, Sovereign continues to invest in people and processes to support its expanding franchise. The corporation's efficiency ratio was 51.98% in the first quarter of 2003, which represented continued improvement from 53.62% and 54.07%, respectively, in the fourth and first quarters of 2002. Hogan said, "On a linked quarter basis, we were able to make significant improvement in our efficiency ratio by increasing revenue and managing expense levels."

Other expenses include a special charge of $29.0 million associated with the early extinguishment of debt in 2003. The first quarter of 2002 results reflect merger-related costs of $15.9 million from the Main Street acquisition.

Franchise Growth

Sovereign continued to grow its loan portfolio to approximately $24 billion. Since March 31, 2002, commercial loans increased by $1.1 billion and consumer loans expanded by $1.2 billion. On a linked quarter basis the total loan portfolio grew $857 million. The following table depicts Sovereign's loan composition as of March 31, 2003 ($ in millions):

--------------------------------------------------------------------------------
Loan Category                  Ending Balance     Q1 2003 Yield      % of Loans
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Commercial                         $10,437            5.31%             43.5%
--------------------------------------------------------------------------------
Consumer                             8,831            6.12              36.8
--------------------------------------------------------------------------------
Residential mortgage                 4,716            6.24              19.7
--------------------------------------------------------------------------------
  Total                            $23,984            5.79%            100.0%
--------------------------------------------------------------------------------

Sovereign grew core deposits and other customer-related accounts by $2.8 billion since March 31, 2002. On a linked quarter basis core deposits and other customer-related accounts grew by $180 million, while overall deposits declined by $109 million due to planned runoff in time deposits. The following table depicts the composition of deposits and other customer accounts as of March 31, 2003 ($ in millions):

--------------------------------------------------------------------------------
Deposit Category           Ending Balance     Q1 2003 Cost   % of Total Deposits
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Checking                      $10,936             .72%               41.0%
--------------------------------------------------------------------------------
Other core                      9,009            1.19                33.8
--------------------------------------------------------------------------------
Time deposits                   6,731            2.88                25.2
--------------------------------------------------------------------------------
  Total deposits              $26,676            1.44%              100.0%
--------------------------------------------------------------------------------

Sovereign's cost of deposits declined by 22 basis points from the fourth quarter to 1.44% during the first quarter of 2003. At March 31, 2003, the loan to deposit spread was 4.35%, and the loan to deposit ratio was 90%.

Asset Quality

Sovereign's provision for loan losses was $43.4 million this quarter compared to $36 million in the fourth quarter of 2002 and $44.5 million in the first quarter of 2002. The first quarter 2002 provision included a charge of $6 million to conform Main Street's loan loss reserve to Sovereign's policy. Sovereign reported $32.7 million in net charge-offs (NCOs) in the first quarter of 2003, essentially flat from fourth quarter 2002 levels and down $4.3 million from the same period a year ago. Provision for loan losses exceeded net charge-offs by $10.6 million. Non-performing assets ("NPAs") were $250 million at March 31, 2003 compared to $257 million at December 31, 2002 and $249 million a year ago. NPAs to total assets improved by 4 basis points during the first quarter to 0.61% at March 31, 2003. Allowance for loan losses to total loans was 1.29% at March 31, 2003 and December 31, 2002, compared to 1.32% at March 31, 2002. The allowance for loan losses was 140% of non-performing loans at March 31, 2003, compared to 124% at March 31, 2002.

"Our trend of modest credit quality improvement continued in the first quarter. This trend, coupled with loan loss provisioning in excess of loan charge-offs, resulted in improved coverage of our non-performing loans," stated Dennis S. Marlo, Sovereign's Chief Risk Management Officer. "Although we have experienced recent progressive and positive improvement in certain key asset quality indicators, such as delinquencies, non-performing loans and internal risk ratings, we do not expect sustainable improvement in credit quality until the general economic conditions improve," added Marlo.

Interest Rate Risk

"We have intentionally maintained our interest rate risk profile to be asset sensitive. With interest rates at 40-year lows, we feel it is prudent to remain asset sensitive. At December 31, 2002, if rates rose in parallel 200 basis points, estimated net interest income would increase 6.3%. We expect our position as of March 31, 2003 to remain unchanged," stated Hogan.

Capital

Sovereign's and the Bank's capital was impacted by several transactions executed in the first quarter. The $500 million subordinated debt issuance expanded Tier 2 Capital at the Bank and Sovereign, as well as increased the Bank's ability to pay $420 million of dividends to Sovereign during the quarter. Bank risk-based capital grew to 11.18% during the quarter from 10.69% at December 31, 2002. Sovereign's Tier 1 leverage ratio and tangible common equity ratio both remained relatively flat from fourth quarter levels, as debt extinguishment costs and earning asset growth offset tangible capital growth. Hogan stated, "We are very pleased with the success we had with first quarter capital initiatives, tendering for over $300 million of Sovereign's senior debt and issuing $500 million of subordinated debt at Sovereign Bank. As a result, we were able to improve the quality of our balance sheet, improve liquidity and improve earnings. With organic capital growth well in excess of $100 million per quarter, we are still on target to meet our communicated capital targets for the year."

On March 6, 2003, Sovereign and the Bank received a single notch credit upgrade from Moody's Investor Service. Separately, Fitch Ratings announced upgrades for Sovereign and the Bank on March 10, 2003. Both companies are now rated at or above "investment grade" status by Fitch and Standard and Poor's.

2003 Guidance

"In closing, we are very pleased with our first quarter 2003 results and reaffirm our 2003 operating earnings per diluted share guidance of $1.44 to $1.45, and cash earnings per share of $1.59 to $1.60, assuming we see no further deterioration in the economy," stated Sidhu. Based upon April 14 stock price of $14.60, Sovereign is trading at a P/E of 10.1x for estimated 2003 operating earnings per share, a P/E of 9.1x for cash earnings per share. The book value per share at March 31, 2003 was $10.95.

Community Reinvestment and Involvement

Sovereign Bank has received an "outstanding" rating from their primary regulator for its community lending and investment efforts. The rating is based on the regulator's evaluation, which covered the period from October 1, 2000 to September 30, 2002.

Other highlights for the quarter include:

      o Sovereign Bancorp, Inc., the parent company of Sovereign Bank, made The Forbes Platinum 400, a prestigious list of 400 companies that the financial magazine considers to "have the best balance of long- and short-term financial performance." Forbes announced the list in January.

            According to an article in Forbes Magazine, membership in the Platinum 400 requires a company to have revenues of more than $1 billion and either be based in the United States or have a significant presence here.

            "To make this list of premier blue chips, a firm must rank in the upper of one of 23 industry groups in our composite scoring for return on capital, sales growth and earnings growth," the article stated. "For these metrics we look at latest 12-month and 5-year returns, and give extra weight to the long- term data.

            This approach keeps viable companies in contention even if they've lost some ground in the current economy."

      o For the second consecutive year, Sovereign Bancorp was named one of the most admired financial industry companies in the nation. Sovereign moved up to ninth on the "Fortune" magazine list, one better than last year's ranking. "Fortune" magazine sponsored the survey and announced the winners in its March edition.

            "Fortune" asked 10,000 executives, directors and securities analysts to rate the companies in their own industries based on eight criteria. The eight criteria were innovation, financial soundness, employee talent, use of corporate assets, long-term investment value, social responsibility, quality of management and quality of products and services.

      o Sovereign Bank once again was the only regional financial institution in the Philadelphia area to receive the "healthiest" rating from an independent firm that ranks such institutions quarterly based on their financial profiles. This was the second consecutive quarter that Sovereign achieved this status.

            BauerFinancial, Inc., Coral Gables, Fla., rates the safety of banks, savings and loans, and credit unions nationwide based on profiles reported each quarter to the Federal Deposit Insurance Corp. The ratings are determined using earnings, capital, and the quality of loan portfolios. BauerFinancial ranks the institutions using a five-star system -- five stars being healthiest and no stars being weakest. Sovereign Bank received five stars in a quarterly review, released in January, that reflected the company's conditions as of September 30, 2002.

      o S. Peter Albert was appointed Executive Vice President in charge of developing and building long-term relationships with commercial and business banking clients, commercial real estate clients, and professional service firms in the Philadelphia region.

            Albert's diverse business background includes more than 25 years of executive banking experience. He has been instrumental in the development and growth of several banks, and has extensive business ties in the greater Philadelphia region.

      o Sovereign sponsored Homeownership Counseling Centers of New Jersey Citizen Action in Trenton, Asbury Park and Perth Amboy, N.J.

            Each center provides low- and moderate-income individuals with credit counseling services that help borrowers improve their opportunities for home ownership. The centers have a long-term successful credit-counseling program that serves to improve the communities of New Jersey.

      o Thirty Boston public high school students were guests of Sovereign during the eighth annual Boston Private Industry Council Job Shadowing Day. Several Sovereign team members volunteered to be "shadowed" by the students, who learned about various jobs in the bank.

Sovereign Bancorp, Inc., ("Sovereign") headquartered in Philadelphia, Pennsylvania, is the parent company of Sovereign Bank, a $40 billion financial institution with approximately 530 community banking offices, nearly 1,000 ATMs and about 8,000 team members in Connecticut, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, and Rhode Island. Sovereign is among the 25 largest banking institutions in the United States. For more information on Sovereign Bank, visit www.sovereignbank.com or call 1-877-SOV-BANK.

Interested parties will have the opportunity to listen to a live web-cast of Sovereign's first quarter earnings call on April 16, 2003 beginning at 8:30 a.m. ET at www.sovereignbank.com >Investor Relations >Financial Reports > Conference Calls/Webcasts; www.vcall.com or http://www.firstcallevents.com/service/ajwz377976723gf12.html. The web-cast replay can be accessed anytime from 11:00 a.m. ET on April 16, 2003 through 9:00 p.m. ET May 5, 2003.

Questions may be sent via email to investor@sovereignbank.com. A telephone replay will also be accessible during the above timeframe by dialing 800-642-1687, conference id# 9588014.

                                      -END-

--------------------------------------------------------------------------------
Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Sovereign's management uses the non-GAAP measures of Operating Earnings and Cash Earnings in their analysis of the company's performance. These measures typically adjust net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings in 2002 and 2003 represents net income adjusted for the after-tax effects of merger- related and integration charges and the loss on early extinguishment of debt. Cash earnings are operating earnings adjusted to remove the after-tax effect of amortization of intangible assets and stock-based compensation expense associated with stock options, restricted stock, bonus deferral plans and ESOP awards. Since certain of these items and their impact on Sovereign's performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign's core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures, which may be presented by other companies.

This press release contains statements of Sovereign's strategies, plans, and objectives, as well as estimates of future operating results for 2003 and beyond for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products and services.

--------------------------------------------------------------------------------

Sovereign Bancorp, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                             Quarter Ended
                                                                       -------------------------------------------------------------

                                                                       Mar. 31      Dec. 31     Sept. 30      June 30      Mar. 31
                                                                         2003         2002         2002         2002         2002
                (dollars in millions, except per share data)
------------------------------------------------------------------------------------------------------------------------------------

Operating Data
--------------
Net income                                                            $   75.9      $  93.1      $  93.1      $  90.3      $  65.4
Operating earnings(1)                                                     94.7         93.1         93.1         90.3         79.6
Cash earnings(2)                                                         110.4        111.7        110.3        107.2         96.0
Net interest income                                                      303.0        293.1        297.6        297.0        271.9
Provision for loan losses                                                 43.4         36.0         38.0         28.0         44.5
Total fees and other income before securities transactions               103.1        104.2         97.5         92.4         86.9
Net gain on investments and related derivatives transactions              17.5         14.4         12.7          3.8         20.6
G&A expense                                                              211.1        213.1        207.3        205.7        194.0
Other operating expense                                               $   64.1      $  35.6      $  35.3      $  36.4      $  51.7
------------------------------------------------------------------------------------------------------------------------------------

Performance Statistics
----------------------

Net interest margin                                                       3.50%        3.49%        3.62%        3.72%        3.64%
Cash return on average assets(2)                                          1.11%        1.12%        1.13%        1.15%        1.10%
Operating return on average assets(1)                                     0.95%        0.93%        0.96%        0.97%        0.92%
Cash return on average equity(2)                                         15.91%       16.20%       16.67%       17.32%       17.10%
Operating return on average equity(1)                                    13.64%       13.49%       14.07%       14.59%       14.18%
Annualized net loan charge-offs to average loans                          0.56%        0.56%        0.55%        0.50%        0.72%
Efficiency ratio(3)                                                      51.98%       53.62%       52.48%       52.82%       54.07%
------------------------------------------------------------------------------------------------------------------------------------

Per Share Data
--------------

Basic earnings per share                                               $  0.29      $  0.36      $  0.36      $  0.35      $  0.26
Diluted earnings per share                                                0.27         0.33         0.33         0.32         0.24
Operating earnings per share(1)                                           0.34         0.33         0.33         0.32         0.30
Cash earnings per share(2)                                                0.39         0.40         0.39         0.38         0.36
Dividend declared per share                                               .025         .025         .025         .025         .025
Book value(4)                                                            10.95        10.57        10.38         9.74         9.24
Common stock price:
  High                                                                   14.49        14.72        15.57        15.48        14.35
  Low                                                                    12.72        11.31        12.19        14.00        11.85
  Close                                                                $ 13.85      $ 14.05      $ 12.90      $ 14.95      $ 14.05
Weighted average common shares:
  Basic                                                                  261.3        261.3        261.0        260.5        250.6
  Diluted                                                                281.4        281.5        281.0        281.2        269.0
End-of-period common shares:
  Basic                                                                  261.0        261.6        261.2        260.9        260.0
  Diluted                                                                281.3        282.2        279.1        281.7        279.8
------------------------------------------------------------------------------------------------------------------------------------

NOTES:

            (1) Operating earnings for the quarter ended March 31, 2003 represents net income excluding the after-tax effect of a debt extinguishment totaling $18.8 million, or $0.07 per share. Operating earnings for the quarter ended March 31, 2002 exclude the after-tax effect of special items related to the acquisition of Main Street Bancorp of $14.2 million, or $0.05 per share.

            (2) Cash earnings represents operating earnings excluding the after-tax effects of non-cash charges for amortization of intangible assets and stock based compensation. Stock based compensation encompasses employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense. In the presentation of cash earnings in prior quarters, we did not adjust cash earnings for restricted stock and bonus deferral plans. The prior quarters presentation has been adjusted to conform with the March 31, 2003 presentation.

            (3) Efficiency Ratio equals general and administrative expenses excluding merger-related and other integration charges as a percentage of total revenue, defined as the sum of net interest income and total fees and other income before securities transactions.

            (4) Book value equals stockholders' equity divided by common shares outstanding.


                                       A

Sovereign Bancorp, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(unaudited)

---------------------------------------------------------------------------------------------------------------------------------
                                                                                     Quarter Ended

                                                         Mar. 31        Dec. 31         Sept. 30         June 30        Mar. 31
                                                           2003           2002             2002            2002           2002
(dollars in millions)
---------------------------------------------------------------------------------------------------------------------------------

Financial Condition Data:
-------------------------

General
-------
       Total assets                                     $ 40,864        $ 39,524        $ 39,563        $ 38,239        $ 36,833
       Loans                                              23,984          23,127          22,473          21,938          21,791
       Goodwill                                            1,025           1,025           1,025           1,025           1,024
       Core deposit intangible                               324             343             363             383             403
       Total deposits and customer related accounts:      26,676          26,785          26,536          25,603          24,816
         Core and other customer related accounts         19,945          19,765          19,285          18,052          17,121
         Time                                              6,731           7,020           7,251           7,551           7,694
       Borrowings                                         10,126           8,829           9,115           9,007           8,502
       Trust preferred securities and
         minority interests                                  597             597             598             603             614
       Stockholders' equity                                2,856           2,764           2,711           2,542           2,403

Asset Quality
-------------

       Non-performing assets                              $249.9          $257.1          $276.7          $256.4          $248.8
       Non-performing loans                               $221.6          $231.4          $255.3          $240.0          $232.2
       Non-performing assets to total assets               0.61%           0.65%           0.70%           0.67%           0.68%
       Non-performing loans to total loans                 0.92%           1.00%           1.14%           1.09%           1.07%
       Allowance for loan losses                          $309.4          $298.8          $295.3          $287.7          $287.0
       Allowance for loan losses
         to total loans                                    1.29%           1.29%           1.31%           1.31%           1.32%
       Allowance for loan losses
         to non-performing loans                            140%            129%            116%            120%            124%

Capitalization - Bancorp(1)
---------------------------

       Shareholders' equity to total assets                6.99%           6.99%           6.85%           6.64%           6.52%
       Tangible equity to tangible assets                  3.66%           3.61%           3.29%           3.04%           2.88%
       Tangible equity to tangible assets,
       net of tax                                          4.64%           4.63%           4.37%           4.17%           4.07%
       Tier 1 leverage capital ratio                       5.02%           5.01%           4.70%           4.54%           4.47%

Capitalization - Bank(1)
------------------------

       Shareholders' equity to total assets                9.43%          10.39%          10.40%          10.38%          10.48%
       Tangible equity to tangible assets                  6.59%           7.55%           7.36%           7.37%           7.41%
       Tier 1 leverage capital ratio                       6.59%           7.55%           7.36%           7.39%           7.43%
       Tier 1 risk-based capital ratio                     8.48%           9.70%           9.65%           9.64%           9.64%
       Total risk based capital ratio                     11.18%          10.69%          10.62%          10.65%          10.67%

      (1) All capital ratios are calculated based upon adjusted end of period assets consistent with OTS guidelines. The current quarter ratios are estimated as of March 31, 2003.


                                       B

Sovereign Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                      Mar. 31          Dec. 31         Sept. 30          June 30          Mar. 31
(dollars in thousands)                                  2003             2002             2002             2002             2002
------------------------------------------------------------------------------------------------------------------------------------
Assets
Cash and amounts due
  from depository institutions                     $  1,172,529     $    972,614     $  1,236,040     $  1,061,575     $    974,793
Investments:
  Available-for-sale                                 11,208,359       10,733,564       11,067,631       10,735,785        9,597,001
  Held-to-maturity                                      569,261          632,513          704,750          761,480          820,642
------------------------------------------------------------------------------------------------------------------------------------
       Total investments                             11,777,620       11,366,077       11,772,381       11,497,265       10,417,643
------------------------------------------------------------------------------------------------------------------------------------
Loans:
  Commercial                                         10,437,351       10,260,647        9,824,515        9,627,037        9,384,505
  Consumer                                            8,830,630        8,519,166        8,127,756        7,863,344        7,647,314
  Residential mortgages                               4,716,348        4,347,512        4,520,535        4,447,232        4,758,914
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                          23,984,329       23,127,325       22,472,806       21,937,613       21,790,733
Less allowance for loan losses                         (309,398)        (298,750)        (295,259)        (287,741)        (287,015)
------------------------------------------------------------------------------------------------------------------------------------
        Total loans, net                             23,674,931       22,828,575       22,177,547       21,649,872       21,503,718
------------------------------------------------------------------------------------------------------------------------------------
Premises and equipment, net                             277,509          281,427          280,615          276,660          278,178
Accrued interest receivable                             167,737          175,291          183,773          195,982          182,616
Goodwill                                              1,025,292        1,025,292        1,025,292        1,025,292        1,024,292
Core deposit intangible                                 324,211          343,305          362,885          382,889          403,346
Bank owned life insurance                               775,862          765,534          756,518          722,806          714,258
Other assets                                          1,668,677        1,766,078        1,768,112        1,426,740        1,335,075
------------------------------------------------------------------------------------------------------------------------------------
      Total assets                                 $ 40,864,368     $ 39,524,193     $ 39,563,163     $ 38,239,081     $ 36,833,919
                                                   =================================================================================

Liabilities and Stockholders' Equity

Liabilities:

Deposits and other customer
  related accounts:

  Core and other customer related accounts         $ 19,944,879     $ 19,764,959     $ 19,285,040     $ 18,052,334     $ 17,121,424
  Time                                                6,730,872        7,020,021        7,250,861        7,550,601        7,694,126
------------------------------------------------------------------------------------------------------------------------------------
     Total                                           26,675,751       26,784,980       26,535,901       25,602,935       24,815,550
------------------------------------------------------------------------------------------------------------------------------------
Borrowings                                           10,126,429        8,829,289        9,114,880        9,007,218        8,502,109
Other liabilities                                       609,315          548,649          603,964          484,425          498,948
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities                             37,411,495       36,162,918       36,254,745       35,094,578       33,816,607
------------------------------------------------------------------------------------------------------------------------------------
Redeemable capital securities
  and other minority interests                          596,541          596,957          597,710          602,613          613,862
Stockholders' equity:
  Common Stock                                        1,586,421        1,580,282        1,576,354        1,573,942        1,569,274
  Warrants and stock options                            103,131          101,892           99,117           96,361           93,579
  Unallocated ESOP shares                               (28,465)         (21,313)         (23,177)         (23,177)         (23,177)
  Treasury stock                                        (23,614)          (6,060)          (6,255)          (6,471)          (9,834)
  Accumulated other
    comprehensive income/(loss)                          68,133           28,009           69,619           (7,299)         (51,196)
  Retained earnings                                   1,150,726        1,081,508          995,050          908,534          824,804
------------------------------------------------------------------------------------------------------------------------------------
       Total stockholders' equity                     2,856,332        2,764,318        2,710,708        2,541,890        2,403,450
------------------------------------------------------------------------------------------------------------------------------------
       Total liabilities and
         stockholders' equity                      $ 40,864,368     $ 39,524,193     $ 39,563,163     $ 38,239,081     $ 36,833,919
                                                   =================================================================================


                                       C

Sovereign Bancorp, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               Quarter Ended
                                                                        ------------------------------------------------------------
                                                                         Mar. 31      Dec. 31     Sept. 30     June 30      Mar. 31
                                                                           2003         2002         2002        2002         2002
(dollars in thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
Interest and dividend income:
  Interest on interest-earning deposits                                     $675         $787        $915         $978       $1,940
  Interest on investment securities
    Available for sale                                                   158,231      154,331     161,094      158,638      140,698
    Held to maturity                                                       8,443        9,611      11,472       12,351       13,533
  Interest on loans                                                      333,615      349,865     350,862      353,809      338,656
------------------------------------------------------------------------------------------------------------------------------------
    Total interest and dividend income                                   500,964      514,594     524,343      525,776      494,827
------------------------------------------------------------------------------------------------------------------------------------
Interest expense:

  Deposits and related customer accounts                                  93,651      111,562     119,420      116,295      111,010
  Borrowings                                                             104,273      109,900     107,373      112,476      111,888
------------------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                               197,924      221,462     226,793      228,771      222,898
------------------------------------------------------------------------------------------------------------------------------------
    Net interest income                                                  303,040      293,132     297,550      297,005      271,929
Provision for loan losses                                                 43,357       36,000      38,000       28,000       44,500
------------------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses                  259,683      257,132     259,550      269,005      227,429
------------------------------------------------------------------------------------------------------------------------------------
Non-interest income:
  Consumer banking fees                                                   48,225       48,853      47,743       44,243       38,563
  Commercial banking fees                                                 25,198       23,802      24,976       23,554       22,751
  Mortgage banking revenue                                                 8,033        8,251       4,245        6,609        9,466
  Capital markets revenue                                                  7,749        5,414       4,436        1,808        3,337
  Bank owned life insurance income                                        10,332       11,801      10,722       10,644       10,289
  Other                                                                    3,522        6,069       5,367        5,588        2,564
------------------------------------------------------------------------------------------------------------------------------------
    Total fees and other income before securities transactions           103,059      104,190      97,489       92,446       86,970
  Net gain on investments and related derivatives transactions            17,531       14,356      12,668        3,841       20,566
------------------------------------------------------------------------------------------------------------------------------------
    Total non-interest income                                            120,590      118,546     110,157       96,287      107,536
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expense:
General and administrative
  Compensation and benefits                                               93,182       93,084      91,460       92,258       86,011
  Occupancy and equipment                                                 53,342       55,057      54,716       49,984       50,287
  Technology expense                                                      17,939       17,575      17,494       17,715       16,640
  Outside services                                                        13,473       12,942      12,210       12,631       11,452
  Other administrative expenses                                           33,152       34,392      31,445       33,105       29,649
------------------------------------------------------------------------------------------------------------------------------------
    Total general and administrative                                     211,088      213,050     207,325      205,693      194,039
Other expenses:

  Amortization of core deposit intangibles                                19,095       19,580      20,003       20,457       20,234
  Trust preferred securities and other
    minority interest expense                                             16,043       16,058      15,313       15,906       15,558
  Loss on debt extinguishment                                             28,981           --          --           --           --
  Merger-related and integration charges                                      --           --          --           --       15,871
------------------------------------------------------------------------------------------------------------------------------------
    Total other expenses                                                  64,119       35,638      35,316       36,363       51,663
------------------------------------------------------------------------------------------------------------------------------------
      Total non-interest expense                                         275,207      248,688     242,641      242,056      245,702
------------------------------------------------------------------------------------------------------------------------------------
    Income before income taxes                                           105,066      126,990     127,066      123,236       89,263
Income tax expense                                                        29,210       33,905      33,927       32,892       23,845
------------------------------------------------------------------------------------------------------------------------------------
    Net income                                                           $75,856      $93,085     $93,139      $90,344      $65,418
------------------------------------------------------------------------------------------------------------------------------------
                                                                         -----------------------------------------------------------
      Diluted earnings per share                                           $0.27        $0.33       $0.33        $0.32        $0.24
                                                                         -----------------------------------------------------------

      Weighted average shares:
        Basic                                                            261,322      261,269     261,015      260,513      250,619
        Diluted                                                          281,365      281,467     281,007      281,237      268,981


                                       D

Sovereign Bancorp, Inc. and Subsidiaries
AVERAGE BALANCE, INTEREST AND YIELD/RATE ANALYSIS
(unaudited)

------------------------------------------------------------------------------------------------------------------------------------
                                                                                   Quarter Ended
                                                    --------------------------------------------------------------------------------
                                                             March 31, 2003                           December 31, 2002
                                                    ----------------------------------        ----------------------------------
                                                      Average                   Yield/           Average                  Yield/
(dollars in thousands)                                Balance      Interest(1)   Rate            Balance    Interest(1)   Rate
------------------------------------------------------------------------------------------------------------------------------------
Earning assets:
  Investment securities                             $12,294,287     $171,299     5.57%        $11,398,146     $168,614    5.92%
  Loans:
    Commercial                                       10,290,307      136,532     5.31%         10,011,388      140,036    5.52%
    Consumer                                          8,611,316      130,028     6.12%          8,236,400      133,822    6.45%
    Residential mortgages                             4,374,139       68,275     6.24%          4,844,516       77,229    6.38%
                                                    ----------------------------------        ---------------------------------
      Total loans                                    23,275,762      334,835     5.79%         23,092,304      351,087    6.03%
                                                    ----------------------------------        ---------------------------------
      Allowance for loan losses                        (300,141)                                 (293,024)
                                                    ----------------------------------        ---------------------------------
      Total earning assets                           35,269,908     $506,134     5.76%         34,197,426     $519,701    6.05%
                                                                    ==================                        =================
Other assets                                          5,202,253                                 5,438,366
                                                    -----------                               -----------

      Total assets                                  $40,472,161                               $39,635,792
                                                    ===========                               ===========


Funding liabilities

  Deposits and other customer related accounts:

    Core and other customer related accounts        $19,404,801      $44,737     0.93%        $19,556,573      $55,533    1.13%
    Time                                              6,888,521       48,914     2.88%          7,152,274       56,029    3.11%
                                                    ----------------------------------        ---------------------------------
      Total                                          26,293,322       93,651     1.44%         26,708,847      111,562    1.66%
                                                    ----------------------------------        ---------------------------------

  Borrowings:
      Federal Home Loan Bank advances                 5,626,752       75,403     5.38%          5,846,287       78,854    5.30%
      Fed funds and repurchase agreements             2,325,965        2,760     0.47%          1,125,331        3,363    1.17%
      Other borrowings                                1,986,989       26,110     5.26%          1,914,646       27,683    5.73%
                                                    ----------------------------------        ---------------------------------
      Total borrowings                                9,939,706      104,273     4.21%          8,886,264      109,900    4.87%
                                                    ----------------------------------        ---------------------------------
      Total funding liabilities                      36,233,028     $197,924     2.20%         35,595,111     $221,462    2.46%
                                                    ----------------------------------        ---------------------------------
Other liabilities                                     1,423,647                                 1,303,996
                                                    -----------                               -----------
      Total liabilities                              37,656,675                                36,899,107
                                                    -----------                               -----------
Stockholders' equity                                  2,815,486                                 2,736,685
                                                    -----------                               -----------
      Total liabilities and stockholders' equity    $40,472,161                               $39,635,792
                                                    ===========                               ===========
Net interest income                                                 $308,210                                  $298,239
                                                                    ========                                  ========

Interest rate spread                                                             3.05%                                    3.01%
Net interest margin                                                              3.50%                                    3.49%

--------------------------------------------------------------------------------------------
                                                                     Quarter Ended
                                                        ------------------------------------
                                                                     March 31, 2002
                                                         -----------------------------------
                                                          Average                     Yield/
(dollars in thousands)                                    Balance        Interest(1)   Rate
--------------------------------------------------------------------------------------------
Earning assets:
  Investment securities                                   $10,088,524     $159,700    6.34%
  Loans:
    Commercial                                              8,772,839      133,764    6.14%
    Consumer                                                6,988,497      120,084    6.97%
    Residential mortgages                                   4,978,654       86,050    6.91%
                                                          ---------------------------------
      Total loans                                          20,739,990      339,898    6.69%
                                                          ---------------------------------
      Allowance for loan losses                              (278,598)
                                                          ---------------------------------
      Total earning assets                                 30,549,916     $499,598    6.58%
                                                                          =================
Other assets                                                4,700,621
                                                          -----------

      Total assets                                        $35,250,537
                                                          ===========


Funding liabilities

  Deposits and other customer related accounts:

    Core and other customer related accounts              $16,263,149      $42,405    1.06%
    Time                                                    7,304,783       68,605    3.81%
                                                          ---------------------------------
      Total                                                23,567,932      111,010    1.91%
                                                          ---------------------------------

  Borrowings:
      Federal Home Loan Bank advances                       5,939,169       76,007    5.13%
      Fed funds and repurchase agreements                     341,002        2,654    3.11%
      Other borrowings                                      1,990,840       33,227    6.69%
                                                          ---------------------------------
      Total borrowings                                      8,271,011      111,888    5.42%
                                                          ---------------------------------
      Total funding liabilities                            31,838,943     $222,898    2.82%
                                                          ---------------------------------
Other liabilities                                           1,134,377
                                                          -----------
      Total liabilities                                    32,973,320
                                                          -----------
Stockholders' equity                                        2,277,217
                                                          -----------
      Total liabilities and stockholders' equity          $35,250,537
                                                          ===========
Net interest income                                                       $276,700
                                                                          ========

Interest rate spread                                                                  3.15%
Net interest margin                                                                   3.64%

(1)   Tax equivalent basis


                                       E

Sovereign Bancorp, Inc. and Subsidiaries
SUPPLEMENTAL INFORMATION
(unaudited)

------------------------------------------------------------------------------------------------------------------------------------
NON-PERFORMING ASSETS
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Mar. 31     Dec. 31     Sept. 30    June 30      Mar. 31
(dollars in thousands)                                                       2003        2002         2002       2002         2002
------------------------------------------------------------------------------------------------------------------------------------
Non-accrual loans:
  Commercial                                                               $148,012    $160,806    $169,268    $151,981    $140,736
  Consumer                                                                   30,524      32,844      31,066      29,010      29,555
  Residential mortgages                                                      41,465      36,849      53,919      57,693      60,400
------------------------------------------------------------------------------------------------------------------------------------
  Total non-accrual loans                                                   220,001     230,499     254,253     238,684     230,691
Restructured loans                                                            1,557         893       1,087       1,305       1,498
------------------------------------------------------------------------------------------------------------------------------------
  Total non-performing loans                                                221,558     231,392     255,340     239,989     232,189
Real estate owned, net                                                       23,668      19,007      14,128      10,728      10,594
Other repossessed assets                                                      4,709       6,663       7,281       5,711       5,989
------------------------------------------------------------------------------------------------------------------------------------
  Total non-performing assets                                              $249,935    $257,062    $276,749    $256,428    $248,772
                                                                        ============================================================

Non-performing loans as a percentage of total loans                            0.92%       1.00%       1.14%       1.09%       1.07%
Non-performing assets as a percentage of total assets                          0.61%       0.65%       0.70%       0.67%       0.68%
Non-performing assets as a percentage of total loans,
  real estate owned and repossessed assets                                     1.04%       1.11%       1.23%       1.17%       1.14%
Allowance for loan losses as a percentage of non-performing loans               140%        129%        116%        120%        124%

NET LOAN CHARGE-OFFS (RECOVERIES)
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Mar. 31     Dec. 31     Sept. 30    June 30      Mar. 31
Quarters ended(in thousands)                                                 2003        2002         2002       2002         2002
------------------------------------------------------------------------------------------------------------------------------------
  Commercial                                                                $22,028     $18,564     $20,430     $17,056     $23,798
  Consumer                                                                    9,888      10,889       9,576       9,742       9,577
  Residential mortgages                                                         793       3,056         476         476       3,653
------------------------------------------------------------------------------------------------------------------------------------
    Total                                                                   $32,709     $32,509     $30,482     $27,274     $37,028
                                                                        ============================================================

DEPOSIT AND OTHER CUSTOMER RELATED ACCOUNT COMPOSITION
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Mar. 31     Dec. 31     Sept. 30    June 30      Mar. 31
Quarters ended(in thousands)                                                 2003        2002         2002       2002         2002
------------------------------------------------------------------------------------------------------------------------------------
  Demand deposit accounts                                               $ 4,133,600 $ 4,067,784 $ 4,032,345 $ 3,848,820 $ 3,766,905
  NOW accounts                                                            5,818,879   5,889,582   5,407,138   4,284,922   3,410,524
  Customer repurchase agreements                                            983,501   1,078,391   1,087,238   1,092,030   1,088,758
  Savings accounts                                                        3,075,393   2,971,779   2,945,108   3,031,326   3,068,113
  Money market accounts                                                   5,933,506   5,757,423   5,813,211   5,795,236   5,787,124
  Certificates of deposits                                                6,730,872   7,020,021   7,250,861   7,550,601   7,694,126
------------------------------------------------------------------------------------------------------------------------------------
    Total                                                               $26,675,751 $26,784,980 $26,535,901 $25,602,935 $24,815,550
                                                                        ============================================================


LOAN COMPOSITION
------------------------------------------------------------------------------------------------------------------------------------
                                                                           Mar. 31     Dec. 31     Sept. 30    June 30      Mar. 31
Quarters ended(in thousands)                                                 2003        2002         2002       2002         2002
------------------------------------------------------------------------------------------------------------------------------------
  Commercial real estate(1)                                             $ 4,125,570 $ 4,132,644 $ 4,097,473 $ 3,904,840 $ 3,822,308
  Commercial industrial loans(1)                                          4,961,473   4,757,822   4,625,252   4,535,569   4,430,770
  Other                                                                   1,350,308   1,370,181   1,101,790   1,186,628   1,131,427
------------------------------------------------------------------------------------------------------------------------------------
Total commercial loans                                                   10,437,351  10,260,647   9,824,515   9,627,037   9,384,505
------------------------------------------------------------------------------------------------------------------------------------
  Home equity loans                                                       5,451,304   5,165,834   4,747,633   4,589,610   4,419,321
  Auto loans                                                              3,063,074   3,038,976   3,057,071   2,952,784   2,890,787
  Other                                                                     316,252     314,356     323,052     320,950     337,206
------------------------------------------------------------------------------------------------------------------------------------
Total consumer loans                                                      8,830,630   8,519,166   8,127,756   7,863,344   7,647,314
------------------------------------------------------------------------------------------------------------------------------------
Total residential loans                                                   4,716,348   4,347,512   4,520,535   4,447,232   4,758,914
------------------------------------------------------------------------------------------------------------------------------------
Total loans                                                             $23,984,329 $23,127,325 $22,472,806 $21,937,613 $21,790,733
------------------------------------------------------------------------------------------------------------------------------------

(1) Certain balances have been reclassified to conform to the current quarter presentation.


                                       F

Sovereign Bancorp, Inc. and Subsidiaries
RECONCILIATION OF CASH AND OPERATING EARNINGS TO REPORTED EARNINGS
(unaudited)
--------------------------------------------------------------------------------

Operating earnings for 2003 excludes the after tax effects of the loss on our debt extinguishment. Operating earnings for 2002 exclude the after tax effects of loan loss provision and merger expenses related to the Main Street acquisition. Cash earnings are operating earnings excluding the after-tax effects of non-cash charges for amortization of intangible assets, and stock based compensation.

-------------------------------------------------------------------------------------------------------------------------
(dollars in thousands, except per share data - all
amounts are after tax)                                                              Quarter Ended
-------------------------------------------------------------------------------------------------------------------------
                                                                    Total Dollars                      Per share
                                                          -------------------------------    ----------------------------
                                                           Mar. 31     Dec. 31    Mar. 31    Mar. 31     Dec. 31   Mar. 31
                                                             2003        2002       2002       2003        2002      2002
                                                           -------     -------    -------    -------     -------   ------
Net income as reported                                     $75,856     $93,085    $65,418    $ 0.27      $ 0.33    $ 0.24
                                                           -------     -------    -------    ------      ------    ------
  Main Street Bancorp acquisition:

    Net merger related and integration costs                    --          --     10,316        --           --     0.04
    Provision for loan loss                                     --          --      3,900        --           --     0.01
  Loss on debt extinguishment                               18,838          --         --      0.07           --       --
                                                           -------     -------    -------    ------      ------    ------
Operating earnings                                         $94,694     $93,085    $79,634    $ 0.34      $ 0.33    $ 0.30
                                                           -------     -------    -------    ------      ------    ------
  Amortization of intangibles                               12,938      13,269     13,468      0.05        0.05      0.05
                                                           -------     -------    -------    ------      ------    ------
  Stock based compensation(1)                                2,792       5,356      2,936      0.01        0.02      0.01
                                                           -------     -------    -------    ------      ------    ------
Cash earnings                                             $110,424    $111,710    $96,038    $ 0.39      $ 0.40    $ 0.36
                                                           -------     -------    -------    ------      ------    ------
Weighted average fully diluted shares                      281,365     281,467    268,981
                                                           -------     -------    -------

(1) Stock based compensation encompasses arrangements with employees under which the Company's obligation will be settled by using stock rather than cash and includes expense related to stock options, restricted stock, bonus deferral plans, and ESOP expense. In the presentation of cash earnings in prior quarters, we did not adjust cash earnings for restricted stock and bonus deferral plans. The prior quarters presentation has been adjusted to conform with the March 31, 2003 presentation.


                                       G

Sovereign Bancorp, Inc. and Subsidiaries
SUPPLEMENTAL INFORMATION
(unaudited)
--------------------------------------------------------------------------------
Dilutive Effect of Warrants - Convertible Trust Preferred Securities (PIERS)
--------------------------------------------------------------------------------
(in millions, except for share price)
--------------------------------------------------------------------------------
    Share         Dilutive effect of
    Price             PIERS
--------------------------------------------------------------------------------
    $10.00            11.8
    $11.00            13.6
    $12.00            15.0
    $13.00            16.2
    $13.63            16.9        - Average share price 1Q '03
    $13.74            17.0        - Average share price 4Q '02
    $14.00            17.2
    $15.00            18.1
    $16.00            18.9
    $17.00            19.6
    $18.00            20.2
    $19.00            20.8
    $20.00            21.3


                                       H